UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ARCA BIOPHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

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9.	Date Filed:

ARCA BIOPHARMA, INC.

8001 Arista Place, Suite 430

Broomfield, Colorado 80021

February     , 2013

Dear Stockholders of ARCA biopharma, Inc.:

You are cordially invited to attend the Special Meeting of Stockholders of ARCA biopharma, Inc., a Delaware corporation (the “Company” or “ARCA”). The meeting will be held on                     , February     , 2013 at 9:00 a.m. local time at the Company’s Headquarters, 8001 Arista Place, Suite 430, Broomfield, CO 80021.

The matters scheduled to be considered at the meeting are (1) to approve a series of certificates of amendment to the Company’s Restated Certificate of Incorporation, as amended, to effect a reverse split of the Company’s outstanding common stock, pursuant to which any whole number of outstanding shares between, and including, three and twenty would be combined into one share of common stock and to authorize the Company’s Board of Directors to select and file one such certificate of amendment and abandon the other certificates of amendment, or to abandon all such certificates of amendment as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined by the Board of Directors within one year of approval; and (2) to conduct any other business properly brought before the Special Meeting. These items of business are more fully described in the enclosed proxy statement, which you are encouraged to read in its entirety.

All stockholders of ARCA biopharma are invited to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting, please vote your shares as promptly as possible using the enclosed proxy card, or via the Internet or telephone as instructed in the enclosed materials, in order to ensure your representation at the Special Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Special Meeting, you must obtain a proxy issued in your name from that record holder.

Sincerely,

CHRISTOPHER OZEROFF

Secretary, Senior Vice President and General Counsel

ARCA BIOPHARMA, INC.

8001 Arista Place, Suite 430

Broomfield, Colorado 80021

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY     , 2013

Notice is hereby given that the Special Meeting of Stockholders (the “Special Meeting”) of ARCA biopharma, Inc., a Delaware corporation (the “Company” or “ARCA”) will be held on                     , February     , 2013 at 9:00 a.m. local time at the headquarters of the Company, 8001 Arista Place, Suite 430, Broomfield, Colorado 80021, for the following purposes:

1.	Approval of a series of certificates of amendment to the Company’s Restated Certificate of Incorporation, as amended, to effect a reverse split of the Company’s outstanding common stock, pursuant to which any whole number of outstanding shares between, and including, three and twenty would be combined into one share of common stock and to authorize the Company’s Board of Directors to select and file one such certificate of amendment and abandon the other certificates of amendment, or to abandon all such certificates of amendment as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined by the Board of Directors within one year of approval; and

2.	Any other business that is properly brought before the meeting.

Please refer to the proxy materials accompanying this Notice for further information about the business to be transacted at the Special Meeting.

The record date for the Special Meeting is January     , 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors:

CHRISTOPHER OZEROFF

Secretary, Senior Vice President and General Counsel

BROOMFIELD, CO

FEBRUARY     , 2013

If your shares are registered directly in your name with Computershare Trust Company N.A., our transfer agent, you are considered a stockholder of record. If you are a stockholder of record of the Company at the close of business on January     , 2013 (the “Record Date”), you will receive a “full set delivery” of our proxy materials, which include this Notice of Special Meeting, the Company’s Proxy Statement, and a proxy card. All stockholders of record on the Record Date are entitled to vote their shares on the matters under consideration at the Special Meeting.

All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting, please vote by proxy, as promptly as possible, to ensure your representation at the Special Meeting.

You may vote by proxy by completing and mailing the enclosed proxy card, or by voting on the Internet, or by telephone. If you submit a proxy card, Internet or telephone vote, we will vote your shares as you direct. If you submit a proxy card, Internet or telephone vote without giving specific voting instructions, those shares will be voted as recommended by our Board of Directors.

You may also vote by proxy via the Internet by going to the website http://www.investorvote.com/ABIO, and following the instructions provided there, or by telephone, by calling the following number: 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number found on the proxy card. Your proxy card, Internet or telephone vote must be received by 1:00 a.m. Mountain Time on February     , 2013 to be counted.

We will make all of our proxy materials available on the Internet at http://www.investorvote.com/ABIO, beginning on or about February     , 2013, and permit voting via the Internet and by telephone as of that date.

If your shares are held by a broker, bank, or other agent, you are considered the beneficial owner of those shares, and your shares are held in “street name.” If you hold your shares in “street name” you will receive instructions from your broker, bank or other agent describing how to vote your shares. If you hold shares in “street name” and do not receive instructions on how to vote your shares, you should contact your broker, bank or other agent promptly and request this information.

Even if you have voted by proxy via one of the procedures listed above, you may still vote in person if you attend the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Special Meeting, you must obtain a proxy issued in your name from that record holder.

ARCA BIOPHARMA, INC.

8001 Arista Place, Suite 430

Broomfield, Colorado 80021

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON

February     , 2013

This proxy statement (this “Proxy Statement”) is being furnished to holders of ARCA biopharma, Inc. (sometimes referred to as the “Company,” “ARCA,” “we,” “us,” and “our”) common stock, par value $0.001 per share (the “Common Stock”). Proxies are being solicited on behalf of the Board of Directors of ARCA (the “Board of Directors”) to be used at the Special Meeting of Stockholders (the “Special Meeting”) to be held on Monday, February     , 2013 at 9:00 a.m. local time at the headquarters of the Company, 8001 Arista Place, Suite 430, Broomfield, CO 80021 and at any postponement or adjournment thereof, for the purposes set forth in the Notice of Special Meeting of Stockholders.

ARCA is using the Securities and Exchange Commission (the “SEC”) rule that allows us to deliver a “full set” of our proxy materials by mail to all of our stockholders of record as of the Record Date. Our proxy materials include the Notice of Special Meeting (the “Notice”), this Proxy Statement and a proxy card (collectively, the “Proxy Materials”), and we will mail our Proxy Materials on or about February     , 2013. In addition to mailing our Proxy Materials, we will also provide access to our Proxy Materials over the Internet, by February     , 2013. The Notice and the Proxy Statement instruct you on how to access and review all of the important information contained in the Proxy Materials via the Internet. The Notice and the Proxy Statement also instruct you on how you may submit your vote using the enclosed proxy card, via the Internet or telephone as instructed in the enclosed materials, or in person at the Special Meeting.

All stockholders may view and print ARCA’s proxy statement at www.arcabiopharma.com.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of the Proxy Materials on the Internet?

As described above, pursuant to rules adopted by the SEC, we have elected to provide the Proxy Materials by mail as well as over the Internet. Accordingly, the Notice describes how you may access the Proxy Materials on the Internet if you choose to do so. The Board of Directors is soliciting your proxy to vote at the Special Meeting, and you have the option of voting by either mailing in the enclosed proxy card, voting on the Internet, or voting by telephone. Instructions on how to access the Proxy Materials and vote via the Internet or by telephone are described below and in the Notice.

How do I attend the Special Meeting?

The meeting will be held on Monday, February     , 2013 at 9:00 a.m. local time at the Company’s headquarters, 8001 Arista Place, Suite 430, Broomfield, CO 80021. Directions to the Special Meeting may be found at www.arcabiopharma.com. Information on how to vote in person at the Special Meeting is discussed below.

Who can vote at the Special Meeting?

Only stockholders of record at the close of business on the Record Date (January     , 2013) will be entitled to vote at the Special Meeting. On the Record Date, there were                 shares of Common Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date, your shares were registered directly in your name with ARCA’s transfer agent, Computershare Trust Company N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy over the telephone or on the Internet as instructed below and in the Notice, or return the proxy card we have mailed to you to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on January     , 2013, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

Approval of a series of certificates of amendment to the Company’s Restated Certificate of Incorporation, as amended, to effect a reverse split of the Company’s outstanding Common Stock, pursuant to which any whole number of outstanding shares between, and including, three and twenty would be combined into one share of Common Stock and to authorize the Company’s Board of Directors to select and file one such certificate of amendment and abandon the other certificates of amendment, or to abandon all such certificates of amendment as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined by the Board of Directors within one year of approval.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Special Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Special Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number found on the enclosed proxy card. Your vote must be received by 1:00 a.m. Mountain Time on February     , 2013 to be counted.

•

To vote through the Internet, go to http://www.investorvote.com/ABIO to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Mountain Time on February     , 2013 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from ARCA. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your access to the Internet, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Company Common Stock you own as of January     , 2013.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the approval to effect the reverse stock split. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, the directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to ARCA’s Secretary at 8001 Arista Place, Suite 430, Broomfield, CO 80021.

•	You may attend the Special Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or the Internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for the proposal (“Proposal No. 1”), and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for Proposal No. 1.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the Nasdaq Stock Market (“Nasdaq”), the matter under consideration at the Special Meeting granting the Board of Directors the authority to conduct a reverse stock split is considered a “non-routine” matter.

How many votes are needed to approve this proposal?

To be approved, Proposal No. 1, the approval of a series of certificates of amendment to the Company’s Restated Certificate of Incorporation, as amended, to effect a reverse split of the Company’s outstanding Common Stock, pursuant to which any whole number of outstanding shares between, and including, three and ten would be combined into one share of Common Stock and to authorize the Company’s Board of Directors to select and file one such certificate of amendment, must receive “For” votes from the holders, either in person or by proxy, of a majority of the outstanding shares of Common Stock. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were                 shares outstanding and entitled to vote. Thus, the holders of                 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

APPROVAL OF CERTIFICATES OF AMENDMENT TO THE COMPANY’S

RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Introduction

The Board has adopted a resolution approving, and recommending to the Company’s stockholders for their approval, a series of proposed certificates of amendment to the Company’s Restated Certificate of Incorporation (as amended, the “Restated Certificate of Incorporation”) to effect a reverse split of the shares of the Company’s Common Stock at a ratio ranging from 3:1 to 20:1 (the “Reverse Stock Split”). The texts of the forms of the proposed certificates of amendment to the Restated Certificate of Incorporation are annexed to this proxy statement as Annexes A-1 to A-18. Assuming the stockholders approve the proposal, the Board will have the sole discretion under Section 242(c) of the General Corporation Law of the State of Delaware (the “DGCL”), as it determines to be in the best interest of the Company and its stockholders, both to select the specific exchange ratio within the designated range of 3:1 to 20:1 and also to decide whether or not to proceed to effect a Reverse Stock Split or instead to abandon the proposed certificates of amendment altogether. If a certificate of amendment is filed with the Secretary of State of the State of Delaware, the certificate of amendment to the Restated Certificate of Incorporation will effect the Reverse Stock Split by reducing the outstanding number of shares of the Company’s Common Stock by the ratio to be determined by the Board, but will not increase the par value of the Company’s Common Stock, and will not change the number of authorized shares of the Company’s Common Stock. If the Board does not implement an approved Reverse Stock Split prior to the one-year anniversary of this meeting, the Board will seek stockholder approval before implementing any Reverse Stock Split after that time.

By approving Proposal No. 1 and the Reverse Stock Split, stockholders will approve each of a series of certificates of amendment to the Restated Certificate of Incorporation pursuant to which any whole number of outstanding shares, between and including three and twenty, would be combined into one share of the Company’s Common Stock, and authorize the Board to file only one such certificate of amendment, as determined by the Board in the manner described herein, and to abandon each certificate of amendment not selected by the Board. If approved, the Board may also elect not to effect any Reverse Stock Split and consequently not to file any certificate of amendment to the Restated Certificate of Incorporation. The Board believes that stockholder approval of the series of certificates of amendment granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of the Company and its stockholders.

The Company’s Nasdaq Listing Compliance

The Company’s Common Stock is listed on the Nasdaq Capital Market under the symbol “ABIO.” To maintain a listing on the Nasdaq Capital Market, the Company must satisfy the applicable listing maintenance standards established by Nasdaq. Among other things, the Company is required to comply with the continued listing requirements of the Nasdaq Capital Market (the “Nasdaq Capital Requirements”). To comply with such requirements, the Company must substantially meet each of the following requirements:

1.	a minimum bid price of at least $1.00 per share;

2.	Stockholders’ Equity of at least $2.5 Million

3.	Publicly held shares of at least 500,000

4.	Market value of publicly held securities of $1 Million; and

5.	At least 300 beneficial holders and holders of record of its Common Stock.

Currently, the Company meets the Nasdaq Capital Requirements, except the $1.00 minimum bid price. Assuming the stockholders approve Proposal No. 1, the Board will determine whether to effect a Reverse Stock Split in the range of 3:1 to 20:1, at the ratio determined by the Board to be most likely sufficient to allow the Company to meet and maintain the $1.00 minimum bid price requirement.

Reasons for the Reverse Stock Split

On April 12, 2012, Nasdaq notified us that the bid price of our Common Stock had closed below the required $1.00 per share for 30 consecutive trading days, and, accordingly, that we did not comply with the applicable Nasdaq minimum bid price requirement. We were provided 180 calendar days by Nasdaq, or until October 9, 2012, to regain compliance with this requirement. We did not regain compliance with the minimum $1.00 bid price requirement and on October 10, 2012, we were notified that unless we requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”), our securities would be delisted. We requested a hearing before the Panel, which was held on November 15, 2012.

On November 30, 2012, we were notified that the Panel had granted our request for continued listing on the NASDAQ Capital Market and an extension of time to comply with the minimum bid price requirement. We have been given an extension until April 8, 2013, to meet the continued listing requirement of a closing bid price of at least $1.00 per share of the Common Stock for a minimum of ten consecutive trading days, conditioned on our meeting a certain milestone or taking certain actions prior to that time.

The Board has considered the potential harm to us of a delisting of the Company’s Common Stock and has determined that, if the Company’s Common Stock continues to trade below $1.00 per share, the consummation of the Reverse Stock Split is the best way to maintain liquidity by achieving compliance with the Nasdaq Capital Requirements if the Company’s Common Stock continues to trade below $1.00 per share. Approval of Proposal No. 1 will permit us to file one certificate of amendment to the Restated Certificate of Incorporation and the certificate of amendment filed thereby will contain the number of shares selected by the Board within the limits set forth in Proposal No. 1 to be combined into one share of Common Stock.

The Board also believes that the current low per share market price of the Company’s Common Stock has had a negative effect on the marketability of the Company’s existing shares. The Board believes there are several reasons for this effect. First, certain institutional investors have internal policies preventing the purchase of low-priced stocks. Second, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Third, because the brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Company’s Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that are a higher percentage of their total share value than would be the case if the share price of the Common Stock were substantially higher. This factor is also believed to limit the willingness of some institutions to purchase the Common Stock. The Board anticipates that a Reverse Stock Split will result in a higher bid price for the Company’s Common Stock, which may help to alleviate some of these problems.

If Proposal No. 1 is approved by the holders of the Company’s Common Stock and the Board decides to implement the Reverse Stock Split, the Board will determine the ratio of the Reverse Stock Split, in the range of 3:1 to 20:1, as determined in the judgment of the Board to be most likely sufficient to allow us to achieve and maintain compliance with the minimum $1.00 per share requirement for listing on the Nasdaq Capital Market for the longest period of time while retaining sufficient number of outstanding, tradeable shares to facilitate an adequate market. By way of illustration, assuming a per share price of $0.40 immediately prior to the filing of the appropriate certificate of amendment to the Restated Certificate of Incorporation, the Board may determine that we should effect a 3:1 or 20:1 reverse stock split, with the goal of achieving a bid price of $1.20 or $8.00 per share, respectively. Please refer to the section entitled “Effects of the Reverse Stock Split” below for more detailed examples of the effects of the range of ratios.

We believe that maintaining listing on the Nasdaq Capital Market will provide us with a market for the Common Stock that is more accessible than if the Company’s Common Stock were traded on the OTC Bulletin Board or in the “pink sheets” maintained by the OTC Markets Group, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as the Nasdaq Capital Market. Among other factors, trading on the Nasdaq Capital Market increases liquidity and may potentially minimize the spread between the “bid” and “asked” prices quoted by Market Makers. Further, a Nasdaq Capital Market listing may enhance our access to capital, increase our flexibility in responding to anticipated capital requirements and facilitate the use of our Common Stock in any strategic or financing transactions that it may undertake. We believe that prospective investors will view an investment in the Company more favorably if our shares qualify for listing on the Nasdaq Capital Market as compared with the OTC markets.

We expect that a Reverse Stock Split of our Common Stock will increase the market price of the Common Stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a Reverse Stock Split on the market price of the Common Stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of the Common Stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of the Common Stock outstanding resulting from the Reverse Stock Split, effectively reducing our market capitalization, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of the Company’s Common Stock may vary based on other factors that are unrelated to the number of shares outstanding, including the Company’s future performance.

In order to maintain the listing on the Nasdaq Capital Market, the Company must maintain a minimum market value of listed securities of at least $1 million and a minimum market value of Publicly Held Shares of $1 million. The Company, in addition to other listing requirements, must also maintain a minimum Stockholders’ Equity value of at least $2.5 million. As of December 31, 2012, the Company’s market value of listed securities was $6,065,521 million, our market value of Publicly Held Shares was $5,041,760 million and our Stockholders’ Equity was $3,000,000. Even if we meet the bid price requirement, if we are unable to comply with the other Nasdaq Capital Requirements, Nasdaq may determine to delist the Common Stock from the Nasdaq Capital Market.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Board Discretion to Implement the Reverse Stock Split

If the Board determines to effect the Reverse Stock Split, it will consider certain factors in selecting the specific exchange ratio, including prevailing market conditions, the trading price of the Common Stock and the steps that we will need to take in order to achieve compliance with the bid price requirement and other listing regulations of the Nasdaq Capital Market. Based in part on the price of the Common Stock on the days leading up to the filing of the certificate of amendment to the Restated Certificate of Incorporation effecting the Reverse Stock Split, the Board will determine the ratio of the Reverse Stock Split, in the range of 3:1 to 20:1, that, in the judgment of the Board, is the reverse split ratio most likely to allow us to achieve and maintain compliance with the minimum $1.00 per share requirement for listing on the Nasdaq Capital Market for the longest period of time, while retaining a sufficient number of outstanding, tradeable shares to facilitate an adequate market.

Notwithstanding approval of the Reverse Stock Split by the stockholders, the Board may, in its sole discretion, abandon all of the proposed certificates of amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the Reverse Stock Split prior to the one year anniversary of this Special Meeting of stockholders, as permitted under Section 242(c) of the DGCL. If the Board fails to implement any of the certificates of amendment prior to the one year anniversary of this meeting of stockholders, stockholder approval would again be required prior to implementing any Reverse Stock Split.

Consequences if Stockholder Approval for Proposal Is Not Obtained

If stockholder approval for Proposal No. 1 is not obtained, we will not be able to file a certificate of amendment to the Restated Certificate of Incorporation to effect the Reverse Stock Split. Unless the bid price for the Common Stock increases to greater than $1.00 for ten consecutive business days prior to April 8, 2013, then we will not meet the listing requirements for the Nasdaq Capital Market. If compliance is not achieved by April 8, 2013, our stock will be delisted from the Nasdaq Capital Market. If we are unable to qualify for the additional compliance period, or if it is unable to regain compliance during any such period, the Common Stock will likely be transferred to the OTC Bulletin Board or OTC Market.

If we fail to meet all applicable Nasdaq Capital Requirements and Nasdaq determines to delist the Common Stock, the delisting could adversely affect the market liquidity of the Common Stock and the market price of the Common Stock could decrease. Delisting could also adversely affect our ability to obtain financing for the continuation of our operations and/or result in the loss of confidence by investors, suppliers, commercial partners and employees. In addition, the limited number of authorized shares of the Common Stock that are neither outstanding nor reserved for issuance could adversely affect the ability of us to raise capital through equity financings.

Effects of the Reverse Stock Split

The following table sets forth the number of shares of the Company’s Common Stock that would be outstanding immediately after the Reverse Stock Split at various exchange ratios, based on the 15,961,898 shares of Common Stock outstanding as of December 31, 2012. The table does not account for fractional shares that will be paid in cash.

Ratio of Reverse Stock Split	Approximate Shares of Common Stock Outstanding After Reverse Stock Split
None	15,961,898
3:1	5,320,632
4:1	3,990,474
5:1	3,192,379
6:1	2,660,316
7:1	2,280,271
8:1	1,995,237
9:1	1,773,544
10:1	1,596,189
11:1	1,451,081
12:1	1,330,158
13:1	1,227,838
14:1	1,140,135
15:1	1,064,126
16:1	997,618
17:1	938,935
18:1	886,772
19:1	840,099
20:1	798,094

If a stockholder owns 10,000 shares of Common Stock prior to the Reverse Stock Split, after the Reverse Stock Split that same stockholder would own 3,333 shares in the case of a Reverse Stock Split at the ratio of 3:1, 2,500 shares in the case of a Reverse Stock Split at the ratio of 4:1, 2,000 shares in the case of a Reverse Stock Split at the ratio of 5:1, 1,666 shares in the case of a Reverse Stock Split at the ratio of 6:1, 1,428 shares in the case of a Reverse Stock Split at the ratio of 7:1, 1,250 shares in the case of a Reverse Stock Split at the ratio of 8:1, 1,111 shares in the case of a Reverse Stock Split at the ratio of 9:1, 1,000 shares in the case of a Reverse Stock Split at the ratio of 10:1, 909 shares in the case of a Reverse Stock Split at the ratio of 11:1, 833 shares in the case of a Reverse Stock Split at the ratio of 12:1, 769 shares in the case of a Reverse Stock Split at the ratio of 13:1, 714 shares in the case of a Reverse Stock Split at the ratio of 14:1, 666 shares in the case of a Reverse

Stock Split at the ratio of 15:1, 625 shares in the case of a Reverse Stock Split at the ratio of 16:1, 588 shares in the case of a Reverse Stock Split at the ratio of 17:1, 555 shares in the case of a Reverse Stock Split at the ratio of 18:1, 526 shares in the case of a Reverse Stock Split at the ratio of 19:1, and 500 shares in the case of a Reverse Stock Split at the ratio of 20:1.

The lasting effect of the proposed Reverse Stock Split upon the market price for the Company’s Common Stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. We cannot assure you that the market price per new share of the Company’s Common Stock after the Reverse Stock Split (which we refer to as “New Shares”) will rise in proportion to the reduction in the number of old shares of the Company’s Common Stock outstanding (which we refer to as “Old Shares”) as a result of the Reverse Stock Split. We also cannot assure you that the market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by the Nasdaq Capital Requirements, or that we will otherwise meet the requirements of Nasdaq for inclusion for trading on the Nasdaq Capital Market, including, for example, the applicable minimum market value requirements of the Nasdaq Capital Requirements. The market price of the Company’s Common Stock is dependent on our financial condition, performance, prospects and a number of other factors, many of which are unrelated to the number of shares outstanding. If our efforts to meet the Nasdaq Capital Requirements are unsuccessful, the Company’s Common Stock would remain subject to delisting.

The liquidity of the Company’s Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split, and the reduced number of shares may make it more difficult to trade shares of the Common Stock. In addition, the Reverse Stock Split will increase the number of the Company’s stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting those sales.

The Reverse Stock Split will affect all of the Company’s holders of Common Stock uniformly and will not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that the Reverse Stock Split results in any of the Company’s stockholders owning a fractional share, in which case such stockholders will receive a cash payment in lieu of such fractional share. The Company’s issued Common Stock will remain fully paid and non-assessable.

The Reverse Stock Split will not affect the par value of the Company’s Common Stock. As a result, upon the effectiveness of the Reverse Stock Split, the stated capital on the Company’s balance sheet attributable to our Common Stock will be reduced proportionately based on the exchange ratio selected by the Board for the Reverse Stock Split, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company’s Common Stock will be increased because there will be fewer shares of the Company’s Common Stock outstanding. In addition, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise or settlement of all outstanding options, restricted stock units and warrants to purchase or acquire, as applicable, shares of Common Stock of the Company, and the number of shares reserved for issuance pursuant to our existing equity incentive, stock option and employee stock purchase plans will be reduced proportionately based on the exchange ratio selected by the Board for the Reverse Stock Split.

The Reverse Stock Split will have no effect on the total number of shares of Common Stock the Company is authorized to issue under the Restated Certificate of Incorporation. Therefore, upon effectiveness of the Reverse Stock Split, the number of shares of Common Stock that are authorized and unissued will increase relative to the number of issued and outstanding shares. We may use the additional authorized and unissued shares of the Company’s Common Stock resulting from the Reverse Stock Split to issue additional shares of our Common Stock from time to time in equity financings, under our equity compensation plans or in connection with other matters. The Board currently has no plans, arrangements or understandings regarding the issuance of such additional authorized and unissued shares of the Company’s Common Stock.

The Company’s Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act. If the proposed Reverse Stock Split is implemented, the Common Stock will continue to be reported on the Nasdaq Capital Market under the symbol “ABIO” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of approximately 20 trading days to indicate that the Reverse Stock Split has occurred).

Potential Anti-Takeover Effect of the Reverse Stock Split

Upon effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock that are not issued or outstanding will increase relative to the number of shares of Common Stock that are issued and outstanding prior to the Reverse Stock Split. Although this increase could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company), Proposal No. 1 is not being proposed in response to any effort of which we are aware to accumulate shares of the Company’s Common Stock or to obtain control of the Company.

Effective Date

The Reverse Stock Split will be effected at 5:01 p.m. Eastern time, on the date that the certificate of amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. Beginning at the effective time of the Reverse Stock Split, each certificate representing Old Shares will be deemed for all corporate purposes to represent New Shares. The texts of the proposed certificates of amendment to the Restated Certificate of Incorporation are in the forms annexed to this proxy statement as Annexes A-1 through A-18.

Exchange of Stock Certificates

The transfer agent for the Company will act as the “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificates and should not submit any certificates until requested to do so.

Fractional Shares

No fractional shares of Common Stock will be issued as a result of the proposed Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares will, upon surrender to the exchange agent of certificates representing their fractional shares, be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Company’s Common Stock as reported on the Nasdaq Global Market on the effective date of the certificate of amendment to the Restated Certificate of Incorporation by (ii) the number of shares of the Company’s Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest. Holders of as many as nineteen shares (if we were to implement a 20:1 Reverse Stock Split) of the Company’s Common Stock would be eliminated as a result of the cash payment in lieu of any issuance of fractional shares or interests in connection with the Reverse Stock Split. The exact number by which the number of holders of the Company’s Common Stock would be reduced will depend on the Reverse Stock Split ratio adopted and the number of stockholders that hold less than the Reverse Stock Split ratio as of the effective date of the Reverse Stock Split. As of             , there were approximately             holders of record of the Company’s Common Stock with less than 20 shares. As a result of the Reverse Stock Split, assuming the maximum Reverse Stock Split ratio of 20:1 were selected, we estimate that cashing out fractional stockholders would potentially reduce that number of stockholders of record to             .

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Stock Split to certain holders of Old Shares, but does not purport to be a complete discussion of all of the potential tax considerations relating thereto. This summary is based on the provisions of the United States federal income tax law (including the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof) as of the date hereof, all of which are subject to change retroactively as well as prospectively. Our view regarding the tax consequences of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed below. This summary assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Code (i.e., generally, property held for investment). Further, it does not discuss any state, local, foreign or other tax consequences. In addition, this summary does not address the tax consequences applicable to a holder’s particular circumstances or to holders that are subject to special tax rules, including without limitation banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, traders, tax-exempt entities and persons who hold Old Shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

Other than the cash payments, if any, received by a stockholder in lieu of fractional shares as discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis of the New Shares received pursuant to the Reverse Stock Split will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged therefor, less any basis attributable to fractional share interests. Stockholders who receive cash in lieu of fractional share interests in the New Shares as a result of the Reverse Stock Split will be treated as having received the fractional shares pursuant to the Reverse Stock Split and then as having exchanged the fractional shares for cash in a redemption by the Company, and will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and their adjusted basis allocable to the fractional share interests redeemed. Such gain or loss will be long term capital gain or loss if the Old Shares were held for more than one year. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Stock Split.

No gain or loss will be recognized by us as a result of the Reverse Stock Split.

No Dissenters’ Rights

Under applicable Delaware law, the Company’s stockholders are not entitled to dissenters’ or appraisal rights with respect to the proposed amendment to the Restated Certificate of Incorporation to effect the Reverse Stock Split. We will not independently provide our stockholders with any such right.

Vote Required

The affirmative vote of the holders of a majority of all outstanding shares of the Company’s Common Stock on the record date is required for approval of the proposed certificates of amendment to the Restated Certificate of Incorporation set forth in Proposal No. 1 and included as Annexes A-1 through A-18. Broker non-votes with respect to Proposal No. 1 will be treated as votes “against” the proposal because they represent shares entitled to vote that have not been voted in the affirmative. Abstentions will also have the same effect as votes “against” the proposal because they represent shares entitled to vote that have not been voted in the affirmative.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THIS PROPOSAL

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of December 31, 2012 by: (i) each director and nominee for director; (ii) each of our named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

	Beneficial Ownership (1)
Beneficial Owner (1)	Number of Shares	Percent of Total
Directors and Named Executive Officers
Michael R. Bristow, M.D., Ph.D. (2), (3)	1,798,984	10.8%
Patrick M. Wheeler (4)	76,473	*
Christopher D. Ozeroff (5)	170,905	1.1%
Jean-Francois Formela, M.D. (6)	1,911,191	11.7%
Linda Grais, M.D. (7)	18,000	*
Burton Sobel, M.D. (8)	20,875	*
John L. Zabriskie, Ph.D. (9)	289,059	1.8%
All current directors and executive officers as a group (7 persons)	4,285,487	24.8%

5% Stockholders
Atlas Venture Fund VII, L.P. (10)	1,893,025	11.6%
Michael R. Bristow, M.D., Ph.D. (2)	1,798,984	10.8%
Investocor Trust (2)	1,460,366	8.8%

*	Represents beneficial ownership of less than 1% of our Common Stock.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power with respect to securities. Applicable percentages are based on 15,961,898 shares outstanding on December 31, 2012. Shares of Common Stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of December 31, 2012, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 8001 Arista Place, Suite 430, Broomfield, CO 80021.
(2)	Includes the following owned by Investocor Trust: (a) 834,495 shares and (b) 625,871 shares issuable upon the exercise of warrants, which warrants are immediately exerciseable. Dr. Bristow is the sole trustee of Investocor Trust.
(3)	Includes options to purchase 58,547 shares that are exercisable within 60 days of December 31, 2012.
(4)	Includes options to purchase 73,135 shares that are exercisable within 60 days of December 31, 2012.
(5)	Includes (a) options to purchase 18,066 shares that are exercisable within 60 days of December 31, 2012, and (b) 47,606 shares issuable upon the exercise of warrants, which warrants are immediately exercisable.
(6)	Includes the following owned directly by Atlas Venture Fund VII, L.P. (“AV VII”): (a) 1,579,542 shares and (b) 313,483 shares issuable upon exercise of warrants, which warrants are immediately exercisable. Atlas Venture Associates VII, L.P. (“AVA VII LP”) is the general partner of AV VII. Atlas Venture Associates VII, Inc (“AVA VII Inc.”) is the general partner of AVA VII LP. Each AVA VII LP and AVA VII Inc., may also be deemed to beneficially own these shares.

Dr. Formela, a director at AV VII Inc., and one of the Company’s directors may be deemed to beneficially own these shares. Dr. Formela disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Each of AV VII, AVA VII LP and AVA VII Inc. disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein. Also includes options to purchase 18,166 shares that are exercisable within 60 days of December 31, 2012. These options were granted to Dr. Formela and the proceeds of any sale of the Company’s Common Stock issued to Dr. Formela upon the exercise of this option will be transferred to Atlas Venture Advisors, Inc. (“Atlas Advisors”) and therefore Dr. Formela disclaims beneficial ownership of such shares which belong to Atlas Advisors. The address for Dr. Formela is 25 First Street, Suite 303, Cambridge, MA 02141.

(7)	Includes options to purchase 18,000 shares that are exercisable within 60 days of December 31, 2012.
(8)	Includes options to purchase 20,875 shares that are exercisable within 60 days of December 31, 2012.
(9)	Consists of (a) options to purchase 37,715 shares that are exercisable within 60 days of December 31, 2012, and (b) 156,131 shares and 95,213 shares issuable upon the exercise of warrants, which warrants are immediately exercisable, owned directly by Lansing Brown Investments, LLC. Dr. Zabriskie, one of the Company’s directors, is the President of Lansing Brown Investments, LLC. Dr. Zabriskie has shared voting and dispositive powers over the shares held by Lansing Brown Investments, LLC. He disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in them.
(10)	Consists of the following owned directly by Atlas Venture Fund VII, L.P., or AV VII, (a) 1,579,542 shares and (b) 313,483 shares issuable upon exercise of warrants, which warrants are immediately exercisable. AVA VII LP is the general partner of AVA VII. AV VII Inc. is the general partner of AVA VII LP. Each of AV VII, AVA VII LP, and AVA VII Inc. disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein. The address for Atlas Venture Fund VII, L.P. is 25 First Street, Suite 303, Cambridge, MA 02141.
*	Also serves as a director.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single “full set” of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are ARCA biopharma, Inc. stockholders will be “householding” the Company’s proxy materials. A single “full set” of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate “full set” of Proxy Materials, please notify your broker or ARCA biopharma, Inc. Direct your written request to Secretary, ARCA biopharma, Inc., 8001 Arista Place, Suite 430, Broomfield, CO 80021 or contact Investor Relations at 720-940-2100. The Company undertakes to promptly deliver a separate “full set” of Proxy Materials promptly upon receiving your written request. Stockholders who currently receive multiple “full sets” of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Christopher Ozeroff

Secretary, Senior Vice President and General Counsel

February    , 2013

We will provide without charge to each person, including any beneficial owner, to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this proxy statement by reference. Requests for copies should be directed to: Corporate Secretary, ARCA biopharma, Inc., 8001 Arista Place, Suite 430, Broomfield, CO 80021.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Mountain Time, on February 25, 2013.

Vote by Internet

Go to www.investorvote.com/ABIO

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Special Meeting Proxy Card

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposal — The Board of Directors recommends a vote FOR Proposal 1.

For Against Abstain

1. Approval of a series of certificates of amendment to the Company’s Restated Certificate of Incorporation, as amended, to effect a reverse split of the Company’s outstanding common stock, pursuant to which any whole number of outstanding shares between, and including, three and twenty would be combined into one share of common stock and to authorize the Company’s Board of Directors to select and file one such certificate of amendment and abandon the other certificates of amendment, or to abandon all such certificates of amendment as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined by the Board of Directors within one year of approval; and

2. Any other business that is properly brought before the meeting.

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Special Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Special Meeting of stockholders.

The ARCA biopharma, Inc. Notice of Special Meeting is available at: www.edocumentview.com/ABIO

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Proxy — ARCA BIOPHARMA, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ARCA BIOPHARMA, INC.

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 25, 2013

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement of ARCA biopharma, Inc. (the “Company”), dated [DATE], in connection with the Company’s Special Meeting of Stockholders to be held at the Company Headquarters, 8001 Arista Place, Suite 430, Broomfield, CO 80021, at 9:00 a.m., Mountain Time, on Monday, February 25, 2013, and does hereby appoint Michael R. Bristow, M.D., Ph.D., Patrick M. Wheeler and Christopher D. Ozeroff, and each of them (with full power to act alone), proxies of the undersigned with all the powers the undersigned would possess if personally present and with full power of substitution in each of them, to appear and vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders, and at any adjournment or adjournments thereof.

The shares represented hereby will be voted as directed herein. IN EACH CASE, IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED “FOR” PROPOSAL 1. AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF, SAID PROXY HOLDERS WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT. THIS PROXY MAY BE REVOKED IN WRITING AT ANY TIME PRIOR TO THE VOTING THEREOF.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please be sure to sign and date this Proxy.